Principal Variable Contracts Funds, Inc. 711 High Street, Des Moines, IA 50392 515 247 5111 tel

July 2, 2018
Principal Variable Contracts Funds, Inc.
Des Moines, Iowa 50392-2080

RE:	Registration Statement on Form N-14
Pursuant to Securities Act of 1933
Registration No. __________________
I am familiar with the organization of Principal Variable Contracts Funds, Inc. (the "Fund") under the laws of the State of Maryland and have reviewed the above-referenced Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of a number of shares of the Corporation's Common Stock, par value $.01 per share (the "Shares") in connection with the Reorganization described in the Registration Statement. Based upon such investigation as I have deemed necessary, I am of the following opinion:

1.	The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.
The Fund has authority to issue the number of shares of common stock necessary to complete the Reorganization and the shares, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Adam U. Shaikh
Adam U. Shaikh
Assistant Counsel
Principal Variable Contracts Funds, Inc.